Exhibit 99.1

INTERNATIONAL STEM CELL CORPORATION ANNOUNCES

2011 FINANCIAL RESULTS

CARLSBAD, California – March 20, 2012 - International Stem Cell Corporation (OTCBB: ISCO) www.internationalstemcell.com today announced year-end financial results for the year ended December 31, 2011. ISCO is a California-based development-stage biotechnology company that is focused on therapeutic, biomedical and cosmeceutical product development and commercialization with multiple long-term therapeutic opportunities and two revenue-generating businesses offering potential for increased future revenue.

ISCO reported revenue of $1.1 million for the fourth quarter ended December 31, 2011, reflecting a 110% increase from the same period of the prior year. For the twelve months ended December 31, 2011, the Company reported revenue of $4.5 million, reflecting a year-over-year increase of 189%. The increases in revenues in both periods were primarily driven by strong sales at ISCO’s wholly-owned subsidiary Lifeline Skin Care (LSC). In addition, steady growth in sales from ISCO’s other wholly-owned subsidiary, Lifeline Cell Technology (LCT), contributed to the increases in revenues for both periods.

While the Company continued to invest in therapeutic projects, development of new technologies, and expansion of products and channels of distribution, to date we have generated limited revenue to support our core therapeutic research and development efforts. For the three months ended December 31, 2011, development expenses, excluding cost of sales, increased $507,000 or 17% compared with the same period of 2010, a reflection of increased G&A expenses resulting from higher stock-based compensation expenses.

For the twelve months ended December 31, 2011, development expenses, excluding costs of sales, increased approximately $3.0 million or 26% when compared with the prior year period. The majority of the increase was primarily due to increases in general and administrative and research and development activities. General and administrative expenses increased largely due to increased non-cash stock-based compensation, higher headcount, and increased expenses related business development activity and general corporate expenses. Research & Development expenses increased mainly due to increased number and complexity of experiments associated with our scientific projects. The increase in development expenses was also related to increased research activities on therapeutic products and product research activities for LSC and LCT coupled with increased sales and marketing expenses related to our skin care products.

Some of the 2011 Highlights:

•	A number of donors willing to provide oocytes for research purposed were enrolled in ISCO’s program to establish a bank of clinical grade hpSC capable of being immune-matched to millions of patients.

•

The Research and Development team successfully completed the first series of preclinical studies that supports the therapeutic use of hepatocytes (liver cells) and neuronal cells derived from human parthenogenetic stem cells (hpSC). These in vivo experiments demonstrated that the derived cells are able to survive in targeted location in mice without causing tumors.

•	We became Sarbanes-Oxley compliant and maintained, in all material respects, effective internal controls over financial reporting as of December 31, 2011.

•

We strengthened our Management Team through the appointments of well-known industry executives: Kurt May as President & Chief Operating Officer; Linh Nguyen as Chief Financial Officer; Donna Queen as Vice President of Marketing and Business Development for LSC.

•

Lifeline Skin Care launched a number of new sales and marketing initiatives including positioning the brand as the first bio-tech skin care company vested in technology-driven proprietary ingredients, opening new destination and resort spa sales and marketing channels and developing close working relationships and strategic partnerships with peer-group influencers in dermatology and plastic surgery clinics. LSC was also featured in the national media promoting its products and ISCO’s technology, began distributing products in Australia and New Zealand, and initiated marketing agreements in other selected international markets.

•

Lifeline Cell Technology opened new international distribution channels in Singapore, Malaysia, Indonesia, Korea and India, providing a well-balanced distribution system consisting of direct domestic sales, private label manufacturing contracts and added international distribution partners.

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic application of human parthenogenetic stem cells and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells with minimal immune rejection after transplantation into hundreds of millions of individuals of differing genders, ages and racial background. This offers the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology, and cell-based skin care products through its subsidiary Lifeline Skin Care. More information is available at www.internationalstemcell.com.

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Contacts:

International Stem Cell Corporation

Linh Nguyen, CFO

760-940-6383

lnguyen@intlstemcell.com

Or

Dr. Ruslan Semechkin, Vice President

760-940-6383

ras@intlstemcell.com

INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARIES (A Developmental Stage Company)

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$1,337	$5,782
Accounts receivable	140	739
Inventory, net	1,268	856
Prepaid assets	274	228

Total current assets	3,019	7,605
Property and equipment, net	1,420	1,296
Intangible assets, net	1,282	986
Deposits and other assets	16	40

Total assets	$5,737	$9,927

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$885	$583
Accrued liabilities	752	545
Deferred revenue	189	760
Convertible debt and advances	250	250
Warrants to purchase common stock	38	2,400

Total liabilities	2,114	4,538

Stockholders’ Equity
Series D Preferred stock, $0.001 par value 50 shares authorized, 43 issued and outstanding for 2011 and 2010	—	—
Series A Preferred stock, $0.001 par value 5,000,000 shares authorized, 500,000 issued and outstanding for 2011 and 2010, liquidation preferences of $615,000 and $585,000 in 2011 and 2010, respectively	1	1
Series B Preferred stock, $0.001 par value 5,000,000 shares authorized, 300,000 issued and outstanding for 2011 and 2010, liquidation preferences of $367,000 and $349,000 in 2011 and 2010, respectively	0	0
Series C Preferred stock, $0.001 par value 3,000,000 shares authorized, 2,000,000 issued and outstanding for 2011 and 2010, liquidation preferences of $2,387,000 and $2,267,000 in 2011 and 2010, respectively	2	2
Common stock, $0.001 par value 200,000,000 shares authorized, 80,036,315 and 74,771,107 issued and outstanding for 2011 and 2010, respectively	80	75
Subscription receivable on common stock	—	(5)
Additional paid-in capital	63,995	56,170
Deficit accumulated during the development stage	(60,455)	(50,854)

Total stockholders’ equity	3,623	5,389

Total liabilities and stockholders’ equity	$5,737	$9,927

See accompanying notes to consolidated financial statements

INTERNATIONAL STEM CELL CORPORATION AND SUBSIDIARIES (A Developmental Stage Company)

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,		Inception (August 17, 2001) through December 31,
	2011	2010	2011
Product sales	$4,532	$1,568	$7,631
Royalties and license	—	—	135

Total revenue	4,532	1,568	7,766

Development expenses
Cost of sales	1,618	725	3,334
Research and development	4,434	3,374	18,294
Marketing	1,475	860	3,874
General and administrative	8,360	7,071	31,684

Total development expenses	15,887	12,030	57,186

Loss from development activities	(11,355)	(10,462)	(49,420)
Other income (expense)
Settlement with related company	—	—	(93)
Miscellaneous	(163)	(26)	(180)
Dividend and interest income	1	28	94
Interest expense	—	(14)	(2,225)
Change in market value of warrants	2,335	(2,501)	(1,395)
Sublease income	11	252	309

Total other income (expense)	2,184	(2,261)	(3,490)

Loss before income taxes	(9,171)	(12,723)	(52,910)
Provision for income taxes	—	—	7

Net loss	$(9,171)	$(12,723)	$(52,917)

Dividend on preferred stock	(430)	(1,561)	(7,968)

Net loss applicable to common stockholders	$(9,601)	$(14,284)	$(60,885)

Net loss per common share—basic and diluted	$(0.12)	$(0.21)	n/a

Weighted average shares—basic and diluted	77,320	68,762	n/a

See accompanying notes to consolidated financial statements